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                                                                    EXHIBIT 10.7


                             LINK-US/PC AGREEMENT


     This Agreement is entered into between COMMUNICATIONS SYSTEMS INTERNATIONAL, INC., a Colorado corporation ("CSI"), and GARY KAMIENSKI ("Developer"), for the purpose of specifying the conditions under which Developer will develop a computerized transparent callback switch to be used at hotels and other large businesses for the exclusive use and ownership of CSI.

I.  DEFINITIONS

     1.1  "CPU" shall mean a single computer or central processing  unit.

     1.2 "CSI" shall mean and include CSI's divisions and departments within CSI's organization, but shall not include wholly or partially owned subsidiaries or affiliates (unless such subsidiaries or affiliates are directly involved in the deployment or business of Link-Us/PC) or independent third parties.

     1.3 "Link-Us/PC" shall mean the PC-based implementation of an automatic dialback switch developed by Developer to be deployed at remote locations as described in EXHIBIT A, as the same may be modified or improved from time to time.

     1.4 "Supporting Documentation" shall mean information that describes the format, organization, and content of the computer-readable program to be supplied to CSI under the terms of this Agreement.

     1.5 "User's Manual" shall mean a written guide describing the use and operation of the Link-Us/PC, together with any related Supporting Documentation.

II.  TRANSFER OF LINK-US/PC

     2.1 Developer hereby grants, conveys and transfers to CSI, and CSI hereby accepts, subject to the terms and conditions set forth in this Agreement, the ownership and all exclusive rights in and to the Link-Us/PC, the Supporting Documentation, User's Manual, and all associated software, source code, tables, and related items, data, and information, as each of such items may be modified or improved from time to time. To the extent any of such items are not currently available, such items shall be developed and delivered to CSI by Developer as soon as reasonably possible. The term "exclusive rights" as used in this Agreement shall mean and include all rights of ownership, and Developer shall retain no rights in and to the Link-Us/PC except as may be specifically set forth in this Agreement.

     2.2  In transferring the Link-Us/PC, Developer agrees that he shall not:
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          a.  Transfer or allow the transfer or delivery of any materials, equipment, programs, or other information related to the Link-Us/PC to any party other than CSI, unless requested by CSI;

          b. Use or install the Link-Us/PC at locations other than those owned, operated, under contract with, or controlled by CSI or any of CSI's designated affiliates;

          c. Make copies or make use of the Link-Us/PC or User's Manual except as expressly set forth in this Agreement; or

          d. Attempt to do anything that might adversely affect the operation of the system or otherwise tamper with the program in such a way as to interfere with the efficient operation of the system.

III.  ITEMS PROVIDED BY DEVELOPER AND CSI

     3.1 On or before October 1, 1996, Developer shall deliver to CSI a completed fully operational Link-Us/PC system, Supporting Documentation, and User's Manual which performs the functions set forth in Exhibit A.

     3.2 CSI will pay the costs of installation of the Link-Us/PC in the field, including all marketing costs, travel costs and costs of supplying and installing hardware, including the delivery and installation of any enhancements, which will utilize the system. Upon complete execution of this Agreement, CSI agrees to purchase from Developer the NMS telephone switching hardware suitable for development of the Link-Us/PC system at a cost of approximately $5,100, which cost shall be substantiated by Developer delivering copies of invoices or other reasonable evidence establishing the value of such hardware.

IV.  ROYALTY AND SUPPORT PAYMENTS

     4.1 In consideration of the rights granted and conveyed by Developer and the other services supplied by Developer pursuant hereto for the use of the Link-Us/PC as set forth herein, CSI agrees to pay a royalty in accordance with terms set forth herein:

          a. CSI shall pay to Developer within forty-five days after the end of each calendar month a royalty payment equal to four percent (4%) of the gross revenues actually received by CSI in such calendar month from users utilizing the entire three component Link-Us/PC system. The three components include the Hotel Component Telephone Switch, the Trigger Sender, and the Trigger Receiver, all as more particularly described in EXHIBIT B attached hereto. Notwithstanding the foregoing, the obligation to pay such royalty shall remain in effect whether the triggering

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mechanism is X.25 or any other suitable trigger delivery mechanism developed by
Developer. By way of example, the royalty shall not be paid with respect to the Argentine-type situation in which the Tina boxes are providing the trigger sending function. In the event a substantial modification or substantial enhancement to the Link-Us/PC system is made by someone other than Developer, or if enhancement or adaptation are deemed necessary or appropriate by CSI to keep the Link-Us/PC system working satisfactorily, and the Developer is unwilling or unable to make those changes, the royalty payment set forth in this subparagraph shall be equitably adjusted by the parties. If the parties cannot agree on the adjustment to the royalty, the parties may submit such issue to binding arbitration pursuant to the rules of the American Arbitration Association.

          b. The royalty provided in this Section shall be paid with respect to all telephone call receipts for calls utilizing the Link-Us/PC system during the term of this Agreement.

          c.  The parties agree that the royalty payment set forth in this
Section is the sole means of compensation for Developer's services, and no salary or other compensation shall be payable, except as provided in subparagraph e below.

          d. Developer will provide support, as needed, in connection with the deployment of the Link-Us/PC system, and for each installation Developer will be paid a flat fee of $1,500 if such installation produces gross revenues of between $10,000 and $20,000 in its first full calendar month of operation, and a flat fee of $3,000 if such installation produces gross revenues of more than $20,000 in its first full calendar month of operation. Developer agrees that once a site is selected by CSI, Developer will work diligently to install or assist in the installation of such system at the earliest possible time. Such installation fee shall be paid forty-five days after CSI has determined, in its reasonable discretion, that the system has operated accurately and efficiently in accordance with its projected specifications for one full calendar month after deployment. Developer shall install, with the assistance of CSI personnel, the first five systems, and CSI shall thereafter supply support personnel to assist Developer in subsequent installations.

          e. Developer will provide on-going maintenance, support and consulting services to CSI, including, without limiting the generality of the foregoing, general supervision of CSI's maintenance and support personnel to the extent they are involved in the Link-Us/PC operation, to assure the successful operation of the Link-Us/PC systems, and shall be paid for such services for so long as such systems are in operation for CSI at the rate of $4,000 per month through September 1, 1997, and $5,200 per month thereafter until the earlier of
(i) the end of the term

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of this Agreement; or (ii) the date upon which Developer no longer provides on-
going consulting services on a day-to-day basis in accordance with the specifications set forth on EXHIBIT C attached hereto and incorporated herein by this reference.

          f. CSI shall have the right, at its sole election to buy out all future royalty obligations to Developer on the following terms:

              (1) at any time from the effective date hereof through and including the last day of the 12th calendar month following such effective date for the sum of $1,500,000.

              (2) at any time from and after the first day of the 13th calendar month following such effective date for a cash buyout price of an amount equal to three times the total royalties paid and payable to Developer during the twelve month period immediately preceding the date of notice of the buyout, which amount shall in no event be less than $2,500,000.

     4.2 Effective immediately upon the closing of a royalty buyout pursuant to this section and payment of the required cash consideration to Developer, Developer shall be released from any further obligations or requirements with respect to installation or maintenance, operation or upgrade of any existing or future deployment of the System and CSI shall be released from any further obligations or requirements under this Agreement, including any monetary obligations hereunder.

     4.3 Developer understands and agrees that the royalty rights set forth above shall provide the sole royalty compensation to be paid to Developer for work performed for CSI. In the event that during the term of this Agreement Developer develops computer systems and technology which are unrelated to the Link-US/PC system and for which CSI is willing to negotiate a compensation package for Developer, such compensation shall be based upon stock option incentives rather than royalty or commission-type compensation. At the option of CSI, in order to assist in the determination of a compensation structure for such additional systems or technology, a committee composed of designated persons within the technology department of CSI may be formed to make recommendations to CSI with regard to such compensation. CSI may consider the recommendations made by such committee, but shall not be bound by any such proposals. Throughout the term of this Agreement, Developer agrees to work and cooperate with the other technical development employees of CSI to develop new technology for the benefit of CSI which is unrelated to the Link-US/PC system. It is the intent of the parties that each shall endeavor to promote a spirit of cooperation and teamwork among the technical development persons to help enhance the possibility of developing creative and beneficial technologies for the benefit of

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CSI.

V.  ENHANCEMENTS AND SUPPORT

     5.1 Developer shall make available and transfer, assign, and convey to CSI all updates and enhancements to the Link-Us/PC as the same become available. The ownership and use of all such updates and enhancements by CSI shall be exclusively reserved to CSI and shall be subject to the terms and conditions of this Agreement.

     5.2 Developer shall supply maintenance and support of the Link-Us/PC system pursuant to the terms and conditions of the attached Maintenance Agreement, including, without limitation, correcting any technical defects in order to ensure that the system works in accordance with the specifications set forth on Exhibit A attached hereto. During the term of this Agreement, if CSI notifies Developer of program or system errors or defects, Developer shall use his best efforts to verify and correct the problems within three days. Developer shall promptly notify CSI if a problem cannot be corrected within the time specified in this Section. If such a problem materially and adversely affects the operation of the system, CSI shall have the right to terminate this Agreement by delivering written notice thereof to Developer.

     5.3 For the duration of this Agreement, Developer shall supply, as developed and at no additional charge to CSI, program enhancements that improve performance or utility of the systems, including all appropriate updates and revisions to the User Manual and Supporting Documentation which shall be delivered promptly upon the development of any such enhancements. Delivery of updated User Manuals and Supporting Documentation promptly is a material factor in Developer's performance under this Agreement.

     5.4 CSI currently anticipates that it will develop a support staff to assist in the deployment, maintenance and support of the Link-Us/PC system. The timing and structure of the development of such support personnel shall be at the sole discretion of CSI. Developer agrees to train such support personnel in all aspects of the system, and will provide such assistance until the staff is adequately trained, as determined by CSI.

VI.  TERM OF AGREEMENT

     6.1 The term of this Agreement shall commence as of the last date this Agreement is executed by CSI and Developer and shall continue for the period during which the Link-Us/PC is in active operation by CSI, until no later than September 1, 2006, unless earlier terminated as provided below.

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VII.   TERMINATION OF AGREEMENT

       7.1 In the event of a material default by either party or such party's agent or representative, of any provision of this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice, except that the defaulting party shall have thirty (30) days from receipt of notice of termination in which to cure any such defaults, and upon any such cure, this Agreement will continue in full force and effect. If this Agreement is terminated by CSI due to a default by Developer, Developer shall not have any rights with respect to the Link-Us/PC system. This restriction shall survive the termination of this Agreement. This Agreement shall also terminate upon the death of Developer, with the exception that the royalty payment provided in
Section 4.1 above shall continue until the end of the term of this Agreement so long as the Link US/PC system continues to be utilized in the format developed by Developer.

       7.2 In the event of any violation or threatened violation of this Agreement CSI shall be entitled to injunctive and other equitable relief on the grounds that such conduct, if not restrained and/or other equitable relief not granted, would result in irreparable and serious harm for which damages would be an inadequate remedy.

       7.3 Unless agreed otherwise by the parties, if this Agreement is terminated for any reason other than (i) CSI's buyout pursuant to Section 4.1f of this Agreement; (ii) the material default of Developer under this Agreement; or (iii) the expiration of the term of this Agreement, the royalty payments shall continue to be paid for those sites which are operational and providing revenue for CSI through the use of the Link-Us/PC system.

VIII.  COPYRIGHT AND PROPRIETARY INFORMATION

       8.1 Developer acknowledges that the Link-Us/PC system and all User's Manuals and other Supporting Documentation constitute valuable property of CSI and that all title and ownership rights in the Link-Us/PC and related materials remain exclusively with CSI.

       8.2 CSI reserves all rights with respect to the Link-Us/PC, User's Manual, and all Supporting Documentation under all applicable laws for the protection of proprietary information, including, but not limited to, trade secrets, copyrights, trademarks and patents.

       8.3 Except as otherwise provided in this Agreement, Developer shall not cause or permit unauthorized copying, reproduction or disclosure of any portion of the program, or any

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instructions, manuals, or other documentation in any way related to the Link-
US/PC system or any other technology, information, or data relating to the operations of CSI, or the delivery or distribution of any part thereof to any third person or entity, for any purpose whatsoever, without the prior written permission of CSI. This restriction shall continue to bind Developer and his agents and representatives for a period of ten years beyond the termination of this Agreement.

       8.4 Within ten days after any twelve month period in which Developer has been paid a minimum of $500,000 by CSI whether in the form of compensation, salary, bonuses, royalties, benefits realized from the exercise of stock options (which benefits are equal to the difference between the option price of the stock and the bid price of the stock on the date the options were exercised), or other payments by CSI, and thereafter promptly upon their creation, Developer shall completely disclose in writing, to such person as the Board of Directors of CSI may designate, all developments, codes, inventions and improvements heretofore or hereafter made, developed, perfected, devised, conceived or acquired by Developer, either solely or in collaboration with others, during the period in which Developer has provided consulting services to CSI commencing February 1, 1994, and throughout the term of this Agreement, whether or not made during regular working hours or made with facilities, funds, or equipment of CSI, relating in any way to the business, developments, products, or potential products of CSI; and if so requested by CSI, shall assign, transfer and convey to CSI all right, title and interest in and to all such developments, inventions and improvements. CSI shall have the right to designate an individual to study, test, and analyze the Link-US/PC system and any other development, invention, or improvement to be conveyed to CSI pursuant to this Agreement, to ensure that the system will be fully operational without the presence or involvement of Developer, and Developer shall provide complete cooperation with such individual. All information pertaining to the operating and programming of the Link-Us PC system and related systems and technology shall be maintained in a lock-box or other secured area pursuant to CSI's technical policy in order to preserve the confidentiality of such information. Such repository shall include such information and instructions as would permit a competent technical person to fully operate the Link-Us/PC system and all aspects of such system.

       8.5 Developer agrees at the request and expense of CSI to make, execute and deliver any and all application papers, assignments or instruments, and to perform or cause to be performed such other lawful acts as CSI may deem desirable or necessary in making or prosecuting applications, domestic or foreign, for patents, copyright and re-issues and extensions thereof, and to assist and cooperate (without expense to

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Developer) with CSI or its representative in any controversy or legal proceedings relating to said developments, inventions and improvements and the patents or copyrights which may be procured thereon.

       8.6 Developer agrees that he will not directly or indirectly use or disclose to others at any time any of CSI's designs, devices, methods of production, systems, technology, dealings or the like or information relating thereto, knowledge of which he may acquire directly or indirectly during the period of his consulting work with CSI.

       8.7 At all times hereafter, both during and after the term of this Agreement, and whether or not this Agreement is terminated for cause, Developer shall treat as confidential all information, in any media or form (referred to in this Agreement as "Information") that may be disclosed to him or which he may acquire as a result of or through his consulting arrangement with CSI (unless the same has clearly come into the public domain) concerning the operations, business or financial affairs, know-how, process, techniques, trade secrets, products, services, properties, research and development, plans or projections of CSI or any of its affiliated companies, or of any entity including, without limit, any actual or potential customer, dealer, distributor, supplier, joint venturer or licensor. Toward the objective of maintaining such confidentiality, Developer shall keep the information secret, neither directly nor indirectly using, divulging or furnishing it nor making it available either to or for the benefit of any person or entity (other than to or for CSI exclusively) or to any employee or officer of CSI with the exception of any person designated in writing by the Board of Directors of CSI.


IX.    WARRANTIES

       9.1 Developer warrants that the Link-Us/PC will be fully functional, that it will reliably perform its intended functions, and that the system will perform in accordance with Exhibit A. In the event such system is not operating in accordance with its intended functions or Exhibit A, and such system problems are not remedied within thirty days of the date notice of such problems is given by CSI to Developer, the royalty payments will cease and CSI will be entitled to exercise such other remedies as may be permitted by applicable law. If CSI in good faith determines that the Link-Us/PC system does not meet the specifications set forth in Exhibit A, CSI will have the right to terminate this Agreement upon written notice to Developer. If CSI elects to not deploy any additional Link-US/PC systems for a continuous period of one year, then CSI's exclusive rights to the Link-Us/PC system will terminate and thereafter the royalty payment required by Section

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4.1 of this Agreement shall be reduced to two percent (2%) of the gross revenues actually received by CSI.

       9.2 Developer warrants that Developer has the legal right to grant CSI the rights conveyed under this Agreement, and such grant does not infringe any third parties' property or rights.

       9.3  CSI warrants as follows:

            a. That it has the full legal right and power to enter into this Agreement and that all requisite corporate approvals have been obtained;

            b. CSI shall supply funds to permit the installation of two average Link-Us/PC installations in any month, provided that such installations have been authorized by CSI in advance. In the event CSI fails to supply such funds and as a result an installation is prevented or delayed by more than sixty days, Developer's royalty payment pursuant to Section 4.1 above shall be increased to six percent of gross revenues until such time as the funds are made available for the additional installation. Such increase in the royalty payment shall be Developer's sole remedy in the event of CSI's failure to maintain the required funds.

X.     INDEMNIFICATION

       10.1 CSI agrees to indemnify and hold Developer harmless from claims by third parties which arise out of CSI's use or operation of the Link-Us/PC system, except to the extent any of such claims result from the actions or inactions of Developer.

       10.2 Developer agrees to indemnify and hold CSI harmless from claims by third parties arising out of any breach by Developer of its warranties or obligations set forth in this Agreement.

       10.3 The indemnifying party shall pay all costs and attorneys' fees incurred in connection with any claim for which such party is required to indemnify the other party under this Article X.

XI.    NON-COMPETITION

       11.1 Developer agrees not to develop or market programs in the subject area of computerized transparent callback service at hotel and large business sites or which in any way might compete with the Link-Us/PC system or other business in which CSI is involved or has contemplated becoming involved with for a period of ten years, or during any period in which CSI is utilizing the technology, whichever is longer, except with respect to enhancements or modifications to the system obtained for the exclusive use of CSI pursuant to this Agreement, or except as may be approved in writing by CSI.

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XII.   ASSIGNMENT

       12.1 This Agreement shall be binding upon the parties hereto and their respective successors and assigns. CSI shall have the right to assign and delegate its rights and obligations under this Agreement to any third party which may acquire or control all or part of CSI or its business or which is otherwise affiliated with CSI. With the exception of an assignment of his right to receive royalties hereunder, Developer may not assign or delegate his rights or duties under this Agreement without the prior written consent of CSI.

XIII.  GENERAL PROVISIONS

       13.1 All warranty and indemnification obligations set forth in this Agreement shall survive the termination of this Agreement.

       13.2 This Agreement may be modified or amended only by means of a writing executed by both parties to this Agreement.

       13.3 This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

       13.4 In the event of any legal action concerning the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

       13.5 This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof.

       13.6 Any written notice from one party to the other required by this Agreement shall be deemed made on the earlier of the date actually received or three days after such notice was sent by certified mail, return receipt requested, and addressed as follows:

             Communication Systems International, Inc
             121 East Pikes Peak Avenue, Suite 335
             Colorado Springs, Colorado
             Attention: Robert A. Spade  80903

             with a copy to:

             Richard F. Nipert, Esq.
             Bright, Gibson & Nipert, P.C.
             1140 Grant Street, Suite 100
             Denver, Colorado  80203

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             Gary Kamienski
             P.O. Box 6566
             220 Pennsylvania Avenue
             Woodland Park, Colorado 80866

       13.7 Developer acknowledges that he has consulted legal counsel with respect to this Agreement and that this Agreement

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shall be construed as if both parties equally participated in the creation of this Agreement.

                         COMMUNICATIONS SYSTEMS
                         INTERNATIONAL, INC., a Colorado corporation


                         By:_____________________________________

                         Its:____________________________________


                         DEVELOPER

                         ________________________________________
                         GARY KAMIENSKI

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                    AMENDMENT NO. 1 TO LINK-US/PC AGREEMENT


     This Amendment No. 1 to Link-Us/PC Agreement is entered into as of the ___ day of April, 1997 between Communications Systems International, Inc. ("CSI") and Gary Kamienski ("Developer").

     WHEREAS, Developer and CSI have entered into that certain Link-Us/PC Agreement ("Agreement") which concerns Developer's development of certain technology ("Technology") for use by CSI; and

     WHEREAS, Developer has developed an enhancement to the Technology and desires to ensure that this enhancement is covered by the terms of the Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:

     1. DEVELOPMENT OF CABO. Developer has developed a software enhancement
        -------------------
which will allow the use of the entire Link-Us/PC system with an operator assisted call, which technology is know as the calls assisted by operator or "CABO" system. The parties agree that this CABO system is an enhancement to the Link-US/PC system and, as a result, is and will be assigned, transferred, and conveyed to CSI for the exclusive use of CSI, as is more particularly described in the Agreement.

     2. CABO INCLUDED IN AGREEMENT. Since CABO is acknowledged to be an
        --------------------------
enhancement to the Link-US/PC System and utilizes all aspects of the Link-US/PC system, the terms and conditions of the Agreement shall be fully applicable to such technology, including, without limiting the generality of the foregoing, Developer's right to royalty payments for use of the Link-US/PC system.

     3. AGREEMENT IN FULL FORCE AND EFFECT. Except as specifically amended
        ----------------------------------
hereby, the parties acknowledge that the Agreement shall remain in full force and effect.

COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.


BY:___________________________
   ROBERT A. SPADE, PRESIDENT



______________________________
GARY KAMIENSKI